Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Visicu, Inc. Equity Incentive Plan of our report dated March 10, 2006, with respect to the financial statements of Visicu, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in its Registration Statement (Form S-1 No. 333-129989), and related Prospectus dated April 4, 2006 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Baltimore, Maryland
April 24, 2006